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Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
BLUELINX HOLDINGS INC.
NOT OWNED BY CERBERUS ABP INVESTOR LLC
AT
$3.40 NET PER SHARE

BY
CERBERUS ABP INVESTOR LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, AUGUST 27, 2010, UNLESS THE OFFER IS EXTENDED.

August 2, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Cerberus ABP Investor LLC, a Delaware limited liability company ("Purchaser"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of BlueLinx Holdings Inc., a Delaware corporation (the "Company"), not owned by Purchaser at a price of $3.40 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 2, 2010 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

  1.
  Offer to Purchase, dated August 2, 2010;

  2.
  Letter of Transmittal, including a Substitute Form W-9, to be used by stockholders of the Company in accepting the Offer and tendering Shares;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed by the expiration date of the Offer;

  4.
  A letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  Return envelope addressed to the Depositary.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, August 27, 2010, unless the Offer is extended.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares (including any Shares issued upon exercise of options), excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition") and (ii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition"). The Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions. See "THE OFFER—Section 12. Conditions of the Offer."

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Registrar and Transfer Company (the "Depositary") of Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any other state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

        In order to tender Shares pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        If holders of Shares wish to tender their Shares but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Dealer Manager at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

                      Very truly yours,

                      Merrill Lynch, Pierce, Fenner & Smith
                                            Incorporated

                      Bank of America Tower
                      One Bryant Park
                      New York, NY 10036
                      (888) 803-9655

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(iv)